                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              Amendment No. 2


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[x] Preliminary Proxy Statement
[ ] Confidential,for Use of the Commission Only (as permitted by
    Rule 14A-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        On-Point Technology Systems, Inc.
                (Name of Registrant as Specified In Its Charter)

                                      N.A.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

            1)   Title of each class of securities to which transaction applies:

            ....................................................................

            2)   Aggregate number of securities to which transaction applies:

            ....................................................................

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ....................................................................

            4)   Proposed maximum aggregate value of transaction:

            ....................................................................

            5)   Total fee paid:

            ....................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1)    Amount Previously Paid:.......................................
            2)    Form, Schedule or Registration Statement No.:.................
            3)    Filing Party:.................................................
            4)    Date Filed:...................................................

                         ON-POINT TECHNOLOGY SYSTEMS, INC.
                       1370 W. SAN MARCOS BLVD., SUITE 100
                          SAN MARCOS, CALIFORNIA 92069
                                 (760) 510-4900

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  MAY 4, 2001



      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of On-Point Technology Systems, Inc., a Nevada corporation (the "Company"), will be held at the offices of the Company, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069 on Friday, May 4, 2001, at 3:00 P.M. local time, for the purpose of considering and acting upon the following matters:


      (1) The approval of the Asset Purchase Agreement dated February 23, 2001, between the Company and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement;

      (2) The approval of an amendment to the Company's articles of incorporation to change the name of the Company to Global ePoint, Inc.


      The board of directors of the Company has fixed the close of business on March 19, 2001, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the meeting.


      The enclosed proxy statement contains information pertaining to the matters to be voted on at the special meeting.

                                              By order of the board of directors

                                                     Frederick Sandvick
                                                     Chairman of the Board
San Marcos, California
April     , 2001

THE MATTERS BEING VOTED ON AT THE SPECIAL MEETING ARE IMPORTANT TO THE COMPANY, AND THE APPROVAL OF THE CHANGE OF NAME REQUIRES THE APPROVAL OF THE HOLDERS OF A MAJORITY OF OUR COMMON STOCK. IN ORDER THAT YOUR VOTE IS COUNTED AT THE SPECIAL MEETING, PLEASE EXECUTE, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE PROXY STATEMENT.

                        ON-POINT TECHNOLOGY SYSTEMS, INC.

                                 PROXY STATEMENT

                         SPECIAL MEETING OF STOCKHOLDERS

                               GENERAL INFORMATION


      The accompanying proxy and this proxy statement are furnished in connection with the solicitation by the board of directors of On-Point Technology Systems, Inc., a Nevada corporation, of proxies for use at a special meeting of stockholders to be held at our executive offices, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, on Friday, May 4, 2001 at
3:00 P.M. or at any adjournment thereof. We are mailing this proxy statement and the related proxy to stockholders on or about April , 2001. At the special meeting, you will be asked to (a) approve the asset purchase agreement dated February 23, 2001, between us and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement, and (b) approve an amendment to the Company's articles of incorporation to change our name to Global ePoint, Inc. There are no other matters to be voted upon at the special meeting.


      We encourage you to review the detailed discussion presented in this proxy statement and either return the completed and executed proxy or attend the special meeting.

RECORD DATE; OUTSTANDING SHARES; VOTING RIGHTS AND PROXIES

      Stockholders of record at the close of business on March 19, 2001, which is the record date for the special meeting, are entitled to notice and to vote at the special meeting. As of the close of business on the record date, we had 4,131,066 shares of common stock outstanding. You are entitled to one vote for each share you owned of record on the record date.


      We require the presence in person or by proxy of holders of a majority of the shares of common stock that were outstanding on the record date, which is 2,065,534 shares, in order to conduct the special meeting. If you file a proxy or attend the special meeting, your shares are counted as being present at the special meeting for purposes of determining whether there is a quorum, even if you abstain from voting on all matters. The vote required for approval of the proposals is set forth in the discussion of each proposal.


      You are requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that your shares are voted at the special meeting. If you return a signed proxy, you may still attend the special meeting and vote in person. If you give a proxy, you have the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving us written notice that you have revoked your proxy or by attending the special meeting and voting in person. There is no required form for a proxy revocation. All properly executed proxies not revoked will be voted at the special meeting in accordance with the stockholders' instructions.

      If a proxy is signed and returned, but no specification is made with respect to any or all of the proposals listed therein, the shares represented by such proxy will be voted for both of the proposals. Abstentions and broker non-votes are not counted as votes "for" or "against" a proposal, but where the affirmative vote on the subject matter is required for approval, abstentions and broker non-votes are counted in determining the number of shares present or represented.

VOTING AGREEMENT

      Mr. Frederick Sandvick, who is our chairman of the board and chief executive officer, has agreed to vote his shares of common stock in favor of the asset purchase agreement. On the record date, Mr. Sandvick owned 163,334 shares of common stock, representing 4.0% of our outstanding common stock.

NO RIGHTS OF APPRAISAL

      Under Nevada law, you have no rights of appraisal or dissenters rights with respect to the sale of our lottery assets pursuant to the asset purchase agreement.

INFORMATION CONCERNING US


      Our corporate name is On-Point Technology Systems, Inc. The address and telephone number of our executive offices are 1370 West San Marcos Blvd, Suite 100; San Marcos, California 92069, telephone (760) 510-4900.


COST OF SOLICITATION

      We will bear the costs of soliciting proxies. We may solicit proxies by mail, and our directors, officers and employees may solicit proxies by mail, telecopier, telephone or personal interview. They will not receive any additional compensation for these services. We will request that brokers and other custodians, nominees and fiduciaries forward proxy material to the beneficial holders of the common stock held of record by such persons, where appropriate, and will, upon request, reimburse them for their reasonable out-of-pocket expenses.


                              SUMMARY TERM SHEET


      The following is a summary of the terms of the asset purchase agreement and the related on-line technology license agreement, which are described in more detail under the caption "Approval of the Asset Purchase Agreement."


         We will sell to Interlott all of the assets that relate to our lottery business, including all of our lottery contracts. See "Approval of the Asset Purchase Agreement - Terms of the Asset Purchase Agreement."


         We will retain the assets that relate to our non lottery activities and the rights to continue with proposed on-line lottery development.


         Interlott placed a $1.5 million deposit into escrow, which will be payable to us if Interlott fails to close solely as a result of its failure to obtain financing or because of dissatisfaction with the results of its due diligence investigation after the date of the asset purchase agreement. See "Approval of the Asset Purchase Agreement - Closing Conditions."

         We will receive $13.5 million, subject to adjustment, at the closing. See "Approval of the Asset Purchase Agreement - Terms of the Asset Purchase Agreement" and "Approval of the Asset Purchase Agreement - Adjustments to the Purchase Price; Deferred Payments and Earnout."

         We will receive up to an additional $9.0 million, subject to adjustment, of deferred payments during the five years following the closing. See "Approval of the Asset Purchase Agreement - Adjustments to the Purchase Price; Deferred Payments and Earnout."

         We have an earn-out pursuant to which we may receive up to an additional $6.0 million, depending on revenue generated by Interlott from the marketing of our lottery products. See "Approval of the Asset Purchase Agreement - Adjustments to the Purchase Price; Deferred Payments and Earnout."

         We have indemnity obligations in the event that Interlott sustains damages as a result of a breach by us of our representations and warranties in the asset purchase agreement. With some exceptions, our liability for breach of our representations and warranties is limited to $2.0 million plus any amount that may be due pursuant to the deferred payment and the earnout. See "Approval of the Asset Purchase Agreement - Indemnification Provisions."

         We will retain the nonexclusive right to market (but not manufacture) products utilizing our on-line lottery technology. See "Approval of the Asset Purchase Agreement - On Line Technology Agreement."

         Interlott will have the right to manufacture products using the on-line lottery technology. See "Approval of the Asset Purchase Agreement - On Line Technology Agreement."

         We will receive certain royalties from both the sale of products using the on-line lottery technology and the use of the on-line technology by lotteries. See "Approval of the Asset Purchase Agreement - On Line Technology Agreement."

         We will agree that we will not compete with Interlott with respect to the lottery business. See "Approval of the Asset Purchase Agreement - Noncompetition Agreement."

         Frederick Sandvick agreed to vote his shares in favor of the asset purchase agreement.


                     BENEFICIAL OWNERSHIP OF SECURITIES AND
                         SECURITY HOLDINGS OF MANAGEMENT

      The following table and discussion provides information as to the shares of common stock beneficially owned on February 23, 2001 by the chief executive officer and each of our directors. At February 23, 2001, we knew of no holder of 5% or more of our common stock. No officer earned compensation of $100,000 or more during 2000.


      NAME AND ADDRESS                                   SHARES       PERCENT

      Frederick Sandvick                                 950,001       19.3%
      John Olbrich                                        83,889        2.0%
      Keith Cannon                                        73,067        1.8%
      Michael Carlton                                       --           --
      Gordon Graves                                         --           --
      All present  directors and officers as a group   1,180,201       23.8%
      (seven individuals)

      Each of the persons listed has the sole right to vote and dispose of the shares except as described in the following discussion.

      The number of shares owned by our directors and officers shown in the table includes shares of common stock which are issuable upon exercise of options and warrants that are exercisable at February 23, 2001 or will become exercisable within 60 days after that date. Set forth below is the number of shares issuable upon exercise of those options and warrants for those of our directors and the officers named in the table of beneficial ownership who hold exercisable options and warrants.




     NAME                                       SHARES
     ----                                       ------
     Frederick Sandvick                         786,667(1)
     John Olbrich                                16,667
     All officers and directors as a group      819,945
                                                =======



[1] Mr. Sandvick's options and warrants include 620,000 shares of common stock issuable upon exercise of options held by him and 166,667 shares of common stock issuable upon exercise of warrants held by Vanguard Strategies, Inc., of which Mr. Sandvick is president and principal stockholder.


                   APPROVAL OF THE ASSET PURCHASE AGREEMENT


      On February 23, 2001, we entered into the asset purchase agreement with Interlott. The following is a summary of the asset purchase agreement. The full text of the asset purchase agreement is included as an exhibit to our Form 8-K, with an event date of February 23, 2001. A copy of the Form 8-K and the exhibits to the Form 8-K, will be provided without charge to any stockholder. For information as how to request a copy of the Form 8-K or the exhibits, see "Available Information."


TERMS OF THE ASSET PURCHASE AGREEMENT

      Pursuant to the asset purchase agreement, we are to sell to Interlott all of our lottery assets. These assets include:


      Our agreements with the lotteries in four states (Illinois, Missouri, New York and Virginia) and two foreign countries (France and Argentina) pursuant to which we lease and service high-security automated point of sale transaction vending terminals for the sale of instant-winner lottery tickets.


      Our contractual rights under our agreements with our distributors.

      Our inventory and equipment relating to the lottery assets.

      Our accounts receivables relating to the lottery business.

      Our intellectual property rights relating to the lottery business, including our patents, our trademarks and the name "On-Point."

      Our leases for our facilities relating to the lottery business, but not the lease for our corporate headquarters.

      In consideration for the transfer of the lottery assets, Interlott is to pay us:

      $13.5 million, subject to adjustment, at the closing.

      A deferred payment of $9.0 million, subject to adjustment, payable over a five-year period.

      An earnout of up to $6.0 million, based on Interlott's revenue from the sale of our lottery products.

      Interlott has agreed to assume our obligations that arise after the closing under the contracts that it assumes, but only to the extent that the obligations do not arise from a condition which existed on the closing date. We will continue to be responsible for those liabilities that existed on the closing date.


ADJUSTMENTS TO THE PURCHASE PRICE; DEFERRED PAYMENTS AND EARNOUT


      The $13.5 million payment that is due on the closing date is subject to upward or downward adjustment to the extent that our accounts receivables and inventory which are being transferred to Interlott at the closing date have a value which is either greater or less than $5.0 million. The adjustment is a dollar-for-dollar increase or reduction in the payment due on the closing date, based on a final audited balance sheet that will be prepared as of the closing date.



      Interlott has also agreed to pay us $9.0 million as a deferred payment. This deferred payment is payable at the rate of $150,000 per month during the five-year period commencing with the first full month following the closing. However, the amount of each payment to us is subject to adjustment. The asset purchase agreement sets forth benchmark gross profit levels from revenue derived from a combination of contract extensions and new orders from our existing lottery clients. These gross profit levels are cumulative from the beginning of the five-year period. We will receive the full $150,000 monthly payment only as long as Interlott's cumulative gross profit from these contract extensions or new contracts equals or exceeds the cumulative benchmark gross profit level. If the cumulative gross profit is less than the benchmark cumulative gross profit, the $150,000 payment is subject to reduction in accordance with a formula which is described in the following paragraph. If, during the five-year period when the deferred payment is being made, Interlott's gross profit from these sales subsequently reaches or exceeds the benchmark cumulative gross profit level, we will recover any previous reductions taken from the monthly payments. We cannot assure you that we will collect all or any significant portion of the $9.0 million deferred payment.

      The quarterly benchmark gross profit ranges from approximately $485,000 to $700,000 for the first twelve quarters and thereafter ranges from approximately $285,000 to $485,000. If the cumulative gross profit is less then the cumulative benchmark gross profit, the monthly deferred payment is reduced and the amount of the reduced monthly deferred payment is computed in accordance with the following formula:

Monthly deferred payment being calculated is equal to:

************          ************           ************          ************
*  Sum of                Buyer's *           * Benchmark               Sum of *
*  Benchmark          Cumulative *           * Cumulative            Deferred *
*  Deferred    TIMES       Gross *   MINUS   * Gross        TIMES    Payments *
*  Payments              Profits *           * Profits             Previously *
*                                *           *                        Payable *
************          ************           ************          ************
-------------------------------------------------------------------------------
                                  (DIVIDED BY)
                       Benchmark Cumulative Gross Profits

      Interlott also agreed to pay us an earnout of a maximum of $6.0 million. The earnout is payable in two stages during the five years following the closing date. In the first stage, for which the maximum earnout is $3.0 million, we receive 10% of Interlott's gross revenue from new sales and leases of PlayPoint, CounterPoint and other of our lottery equipment. The second stage begins after we have received $3.0 million from Interlott's gross revenue from these products. In the second stage, we are entitled to 10% of Interlott's gross revenue only from new sales and leases of CounterPoint products during the remainder of the five-year period. If Interlott generates revenue from these products and the revenue is used in the calculation of the deferred payment, which is described in the previous paragraphs, we are not entitled to a payment under the earnout from that revenue.


ON LINE TECHNOLOGY AGREEMENT

      Pursuant to the asset purchase agreement, we will transfer to Interlott our patents and technology relating to our on-line technology. At the closing we will enter into an on-line technology agreement, pursuant to which:


      We retain the nonexclusive perpetual royalty-free right to sell, lease, license, market, distribute or otherwise deal with, but not manufacture, our on-line technology which is based on claims included in the patents for on-line technology which we are transferring to Interlott. This technology relates to the enhancement of instant ticket dispensing machines in order to enable the point of sale automated on-line activation and validation of instant winner lottery tickets.


      Interlott also has the right to market the on-line technology and will be the exclusive manufacturer of products incorporating the on-line technology.


      Interlott is to pay us a royalty based on Interlott's gross profit generated from the sale or lease of products that utilize the on-line technology. The percentage royalty payable by Interlott ranges from 2.0% to 7.0%, depending on Interlott's gross margin from those products. The royalty rate starts at 2.0% payable on the first order of up to 3,500 units where Interlott's gross margin is 25.0%, with increases as the gross margin increases to a royalty of 7.0% on all sales where the gross margin is 40.0%.


      Interlott is to agree not to activate the technology on any products unless the end users agree to pay us a royalty equal to one-half of one percent of revenue derived from the use of the on-line technology.

RIGHT TO CONSIDER SUPERIOR PROPOSAL


      The asset purchase agreement prohibits us from engaging in negotiations with respect to any transaction which would have an adverse effect upon our ability to complete the sale of assets pursuant to the asset purchase agreement. The agreement does, however, give the board of directors the right, during the 30 day period following the execution of the asset purchase agreement, to consider an unsolicited proposal from a third party to acquire us or the lottery business assets. If our board accepts a superior proposal, either we or Interlott may terminate the asset purchase agreement, in which event we are required to make a $1.5 million payment to Interlott. If either we or Interlott terminate the agreement as a result of our acceptance of a superior proposal, the $1.5 million payment is due in immediately available funds at the time of the termination of the asset purchase agreement.

      During the 30-day period during which we had the right to consider a superior proposal, our directors had a duty to consider any proposal which might be more favorable to us and our stockholders than the sale of the lottery assets to Interlott pursuant to the asset purchase agreement. Our directors would be required to consider such factors as the amount and nature of the consideration, an evaluation of the likelihood that we would be able to receive any contingent consideration, the nature of the closing conditions and whether there was likely to be any problems in satisfying any closing conditions, the payment of the break-up fee to Interlott, whether we would be able to continue in business after the sale, the tax consequences to us and our stockholders and the payment we would be required to make to interlott pursuant to the asset purchase agreement.

      The 30-day period during which we may consider a superior proposal expired on March 25, 2001, and we did not receive any superior proposal during that period.

      Except for the $1.5 million fee in the event we accept a superior proposal, there are no other provisions for our payment of a break-up fee, except for a $1.5 million payment by Interlott to us in the event Interlott fails to close for reasons described under "Approval of the Asset Purchase Agreement - Closing Conditions."


NONCOMPETITION AGREEMENT

      At the closing we and Mr. Frederick Sandvick are to enter into an agreement not to compete with Interlott during the five-year period following the closing. The noncompetition agreement does not, however, prohibit us or Mr. Sandvick from owning or operating lotteries.

INDEMNIFICATION PROVISIONS

      Pursuant to the asset purchase agreement, we make representations and warranties concerning our financial statements, the operation of our business, the property, including intellectual property, owned by us, our compliance with applicable law and agreement to which we are a party and other matters relating to our business. With certain exceptions, our maximum liability to Interlott in the event that Interlott incurs any damages as a result of our breach of the representations and warranties is limited to $2.0 million from the payment made at closing. There is no limit to the potential amount that can be offset against the deferred payment or earnout.

CLOSING CONDITIONS


      The closing of the agreement is contingent upon satisfaction of closing conditions, including the absence of any material adverse change in our business and our delivery of opinions of counsel and an officer's certificate, the release of liens on the assets being sold to Interlott and stockholder approval of the asset purchase agreement. Each party has the right to waive any of the conditions to its obligation to close. The agreement requires us to obtain any necessary consents to the transfer of our lottery contracts. The consent requirement and the status of our efforts to obtain such consents is described under "Approval of the Asset Purchase Agreement - Approval of Transfer of Contracts by Lottery Agencies."


      The asset purchase agreement gives Interlott the ability to terminate the agreement if it does not obtain financing for the acquisition or if, as a result of its due diligence subsequent to the execution of the asset purchase agreement, it elects not to proceed. However, we will receive the $1.5 million escrow deposit if:

      Interlott terminates the asset purchase agreement solely because of its dissatisfaction with its due diligence investigation as long as we have provided Interlott with the opportunity to conduct due diligence as required by the asset purchase agreement.

      Interlott terminates the asset purchase agreement solely because of its not having obtained financing satisfactory to it.

      Interlott terminates the asset purchase agreement solely for the two reasons described above.


      In addition, either we or Interlott may terminate the asset purchase agreement, without penalty, if the closing has not occurred by June 1, 2001.


APPROVAL OF TRANSFER OF CONTRACTS BY LOTTERY AGENCIES

      Our lottery contracts are with state lottery agencies in Illinois, Missouri, New York and Virginia, and with foreign lottery agencies in France and Argentina. The assignment of the state lottery contracts pursuant to the asset purchase agreement requires the consent of the agency. Our failure to obtain necessary consent may impair our ability to complete the sale. As of the date of this proxy statement, we have received the consents from the lottery agencies in Illinois and New York, and we anticipate, but we cannot assure you, that we will receive the consents from Missouri and Virginia.


LITIGATION INVOLVING US AND INTERLOTT


      We presently compete with Interlott for lottery business in the United States. There is presently pending one legal action between us and Interlott.


      On April 21, 2000, Interlott filed an action against us in the United States District Court, Southern District of Ohio. The action alleges that we breached a settlement agreement and mutual release dated May 30, 1991 with Interlott in that we were using elements of Interlott's technology in our new PlayPoint technology. We believe that Interlott's suit is without merit and are contesting it vigorously.


      In addition, on July 22, 1999, Interlott commenced an action in Clerk Circuit Court, Cole County, Missouri, against the Missouri State Lottery Commission seeking to enjoin the Commission from purchasing or leasing equipment from us pursuant to a contract that it awarded to us. Although we are not a defendant in this lawsuit, because we were awarded the contract that Interlott is seeking to have set aside, both we and Interlott are affected by its outcome. Since one of the assets which is being purchased by Interlott is the Missouri lottery contract, the consummation of the sale of our lottery assets will render this action moot.

      On February 13, 2001, we commenced an action in Superior Court of the Commonwealth of Massachusetts against the Massachusetts State Lottery
Commission seeking to enjoin the commission from purchasing equipment from Interlott pursuant to a contract that it awarded to Interlott. Although Interlott was not a defendant in this lawsuit, because Interlott was awarded the contract that we were seeking to have set aside, both we and Interlott would be affected by its outcome. We withdrew this action without prejudice prior to the execution of the asset purchase agreement.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

      Although we will realize gain on the sale of our lottery assets to Interlott, we believe that our federal income tax loss carryforwards are in excess of the amount of the gain. As a result, we anticipate that we will not incur any federal income tax liability as a result of the sale of our lottery assets. Our sale of our lottery assets will also not have any federal income tax effect upon you, as a stockholder.


DESCRIPTION OF THE LOTTERY BUSINESS

      Our lottery business involves the design, manufacture, sale, lease and servicing of high-security automated point-of-sale vending terminals for the sale of instant-winner lottery tickets. This equipment accepts bills of various denominations, provides a secure means of distributing the lottery tickets and provides the software that automatically accounts for lottery ticket sales and inventories. We have sold or leased this equipment to state and provincial governments primarily in the United States, Canada and Europe.

      We have three reportable business segments for the lottery business:

      Products - Instant lottery ticket vending and dispensing equipment.

      Financing - Lease programs for both operating and finance leases for our equipment.

      Service - Continuing service programs pursuant to which we provide the lotteries with services on the equipment that we sell.

      We have undergone a research and development program during the past three years to develop our next generation of lottery equipment. During 1999 and 2000 our research and development efforts were primarily directed towards the development of PlayPoint together with the associated development of our first counter-top dispenser, CounterPoint. PlayPoint features advanced electronic, software, communication and dispensing capabilities. We believe that our recently developed dispensing system, which will be incorporated into PlayPoint and CounterPoint, is the most advanced, space efficient and cost effective dispenser of instant tickets available. In addition, we designed the PlayPoint cabinet not only to generate increased impulse purchasing desires, but to comply with all established guidelines under the Americans with Disabilities Act. These products are completing beta testing and we have not deployed this equipment in any significant number, except for the beta tests. Pursuant to the asset purchase agreement, this equipment, including the related patents and other intellectual property rights, will be sold to Interlott.

      We have also obtained and developed proprietary technological concepts that can enable the development of central computer activated instant lottery tickets through automated despensing equipment. Further development is required to enable field application of this technology. Pursuant to the asset purchase agreement, we will retain the rights to develop and market this technology, but not manufacture products using this technology. See "The Asset Purchase Agreement - On-Line Technology Agreement."


OUR BUSINESS AFTER THE SALE OF THE LOTTERY ASSETS

      We are retaining the assets relating to our non-lottery activities, which are principally equipment and inventory associated with our debit card dispensing technology. We have not received any significant revenue from this part of our business during the past two years, primarily because our focus over those two years has substantially been on the development of our next generation lottery technology. Subsequent to the sale of the lottery assets, we will look to maximize value from this equipment and inventory. We also will retain other non-lottery proprietary technology, including certain non-lottery dispensing processes and our patented process of bill scanning.


      Our primary business strategy subsequent to the sale will be to continue our efforts in seeking new market opportunities that leverage our current know-how, contracts and management abilities and to develop our current markets of focus. Those markets include high-volume, cash-oriented transactions and on-line lotteries. With respect to high volume, cash oriented transactions, we have entered into an agreement, subject to completion of our due diligence, to acquire assets of a privately-held company that has developed public-access web-enabled systems but has not yet generated any revenue from operations. We believe the web-enabled systems will be beneficial to realizing our strategic plans to develop electronic solutions to this market. The assets that we would acquire include proprietary delivery systems, strategic arrangements for content delivery, contractual rights and equipment. In addition, we expect members of that company's management team to join our management team.

      We intend to seek to integrate these products with our existing business and technology in order to develop and market products for a number of high-volume, cash-oriented transactions, including bill payments, prepaid debt processes, and consumer entertainment programs. As of the date of this proxy statement, we had no obligation to acquire this business. Our agreement contemplates the purchase of these assets in exchange for a new series of preferred stock. The number of shares to be issued will depend upon the revenue generated from the assets.

      We are also looking to expand our presence in the on-line lottery market, both through our marketing of our on-line lottery concepts and technology and through other on line activities. In that regard, in November 2000, we signed an agreement with Victor Chandler International pursuant to which we agreed to promote each other's expertise while pursuing potential international projects. We are negotiating with Victor Chandler with respect to international projects which could use our technology and expertise; however, as of the date of this proxy statement, we have not entered into any agreement as a result of our agreement with Victor Chandler. Any project involving our operation of a lottery directly would require the negotiation of contractual rights and significant additional funding, and we may not be successful in our efforts to obtain such contracts or funding. Mr. Michael Carlton, who is one of our directors, is a managing director of the Victor Chandler Group.

      In November 2000, we raised $1.0 million from the sale of 666,666 shares of common stock at $1.50 per share. We believe that one of the purchasers, who purchased 50,000 shares for $75,000, is an affiliate of the Victor Chander Group.


      Currently, substantially all of our revenue is derived from the sale or lease of our existing lottery products. We cannot assure you that we will be successful in generating revenue or income from our new and proposed business activities. We anticipate that our new and proposed activities may require additional financing. We have no commitments with respect to any financing, and we cannot assure you that we will be able to obtain any financing. Furthermore, any equity financing we are able to consummate may result in substantial dilution to our stockholders.

PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements have been provided to show the effects on the financial statements of the sale of the lottery assets pursuant to the asset purchase agreement as if the disposition had been completed on the dates set forth below.

      The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and assumptions. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and contains estimates, such as transaction costs and projected balance sheet amounts for the transaction. Accordingly, the gain, if any, on the transaction as reflected in the unaudited pro forma condensed consolidated balance sheet is estimated. The pro forma condensed consolidated financial statements are not necessarily indicative of our operating results or financial position if the pending disposition had been completed on December 31, 2000, nor necessarily indicative of its future operating results or financial position.

      These pro forma condensed consolidated financial statements are based on, and should be read in conjunction with, our historical consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-KSB for the year ended December 31, 2000. We will provide you with a copy of our Form 10-KSB, without charge. See "Available Information" for information concerning how you can obtain a copy of our Form 10-KSB.

      We are not including separate unaudited financial statements for the lottery business since the lottery business accounted for more than 99% of our revenue in 2000 and approximately 95% of our revenue for 1999. Accordingly, we do not believe that separate financial statements for this division would be substantially different from our audited consolidated financial statements for those years, which are included in our Form 10-KSB for the year ended December 31, 2000.


          ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2000
                      (in thousands, except per share data)



                                                      PRO FORMA
                                              ACTUAL  ADJUSTMENTS  PRO FORMA
       ----------------------------------------------------------------------
       Assets:
           Cash and cash equivalents             $139  $14,624 (a)   $14,263
                                                          (500)(b)
           Accounts receivable, net             1,406   (1,251)(c)       155
           Inventories                          5,907   (4,979)(c)       928
           Net investment in sales-type leases  1,189   (1,189)(c)
           Other current assets                    54       (5)(c)        49
       ----------------------------------------------------------------------
       Total current assets                     8,695    6,700        15,395
       ----------------------------------------------------------------------
       Plant, property and equipment, net         296     (112) (c)      184
       Net investment in sales-type leases      2,352   (2,352)
       Property under operating leases, net       601     (601) (c)
       Property, previously under lease
          agreement with Solutioneering, net    1,825                  1,825
       Other assets                             2,174   (1,166) (c)    1,008
       ----------------------------------------------------------------------
       Total assets                          $ 15,943   $2,469       $18,412
       ----------------------------------------------------------------------
       Liabilities and shareholders' equity
       ----------------------------------------------------------------------
       Accounts Payable                       $ 1,553                 $1,553
       Accrued expenses & current liabilities     467                    467
       ----------------------------------------------------------------------
       Total current liabilities                2,020                  2,020
       ----------------------------------------------------------------------
       Long-term debt                           5,766                  5,766
       ----------------------------------------------------------------------
       Shareholders' equity:
           Preferred stock                         --                     --
           Common stock                           129                    129
           Additional paid-in capital          34,125                 34,125
           Accumulated deficit                (26,097)  $2,469 (d)   (23,628)
       ----------------------------------------------------------------------
       Total shareholders' equity               8,157    2,469        10,626
       ----------------------------------------------------------------------
       Total liabilities and shareholders'
           equity                             $15,943   $2,469       $18,412
       ----------------------------------------------------------------------
       ----------------------------------------------------------------------
       Other Data:
           Book value per share                 $1.89
           Pro forma book value per share                              $2.47
           Pro forma cash and cash
              equivalents per share                                    $3.31
       ----------------------------------------------------------------------


Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

      The unaudited pro forma condensed consolidated balance sheet was prepared from the audited consolidated balance sheet of the Company as of December 31, 2000, as adjusted to show the effect of the sale of the lottery assets pursuant to the Asset Purchase Agreement as if the sale had been completed on December 31, 2000.

      Pro forma adjustments - The following adjustments have been made to the unaudited pro forma condensed consolidated balance sheet:

(a) To record the initial cash proceeds of $14,624,000 for the sale of the lottery assets. The asset purchase agreement provides for a cash payment at closing of $13,500,000, which is subject to upward or downward adjustment, based on a closing balance sheet, to the extent that our accounts receivables and inventory which are being transferred to Interlott at the closing date have a value which is either greater or less than $5.0 million. As of December 31, 2000, the estimated accounts receivable and inventory value was $6.124 million. The actual amount received will be based on the value of accounts receivable and inventory on the closing date, which may be either greater or less than the amount reflect on the pro forma balance sheet.

(b) To record estimated transaction and other related costs of approximately $500,000.

(c) To record the elimination of the net book value of the lottery assets sold of $11,655,000 in connection with the transaction.

(d) To record the estimated gain on the sale of the lottery assets. The following is the preliminary calculation of the estimated impact to the consolidated statement of operations from this transaction:

   Estimated cash proceeds                                      $ 14,624,000
   Less:  Estimated transaction and other related costs              500,000
          Estimated net book value of lottery assets disposed     11,655,000
                                                                  ----------
   Estimated gain                                                $ 2,469,000

      The above calculations are preliminary, subject to final determination of the net book value of the lottery assets to be disposed, the value of the accounts receivable and inventory and the transaction and other costs. Actual accounting adjustments related to the disposition may differ from the pro forma adjustments. The above calculation only includes the cash proceeds that would be received had the transaction been completed on December 31, 2000 and does not include any accrual of the deferred payments due to the Company over the five year period subsequent to the completion of the transaction, since such amounts are subject to downward adjustment if the contract extensions and new orders from our existing lottery clients do not meet certain specified gross profit levels. The above calculation also does not include any proceeds from the earnout.

      No provision for income taxes has been provided since the Company had an estimated $18 million net operating loss carryforward as of December 31, 2000.

     ON-POINT TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (in thousands, except per share data)


                                                      PRO FORMA
                                            ACTUAL   ADJUSTMENTS  PRO FORMA
 -------------------------------------------------------------------------------
 Revenues                                    $ 10,293   $10,257 (a)   $    36
 Cost of sales                                  8,586     8,219 (a)       367
 -------------------------------------------------------------------------------
 Gross profit(loss)                             1,707     2,038          (331)
 -------------------------------------------------------------------------------
 Operating expenses:
     Selling, general and administrative        2,176                   2,176
     Research and development                   1,061       1,054 (a)       7
--------------------------------------------------------------------------------
 Total operating expenses                       3,237       1,054       2,183
--------------------------------------------------------------------------------
 Loss from operations                          (1,530)        984      (2,514)
--------------------------------------------------------------------------------
 Other expenses (income):
     Interest expense                             739                     739
     Income related to merger termination,
        net                                      (406)                   (406)
     Stockholder class action settlement        1,000                   1,000
     Other                                        (39)                    (39)
--------------------------------------------------------------------------------
 Total other expenses                           1,294                   1,294
--------------------------------------------------------------------------------
 Net loss                                     $(2,824)    $   984     $(3,808)
--------------------------------------------------------------------------------
 Basic and diluted loss per share:
     Loss per share                           $ (0.78)    $ (0.27)    $ (1.05)
--------------------------------------------------------------------------------
     Weighted average shares                    3,623                   3,623
--------------------------------------------------------------------------------


Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations:


      The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 are presented as if the sale of the lottery assets had been completed on January 1, 2000. Had the transactions occurred on January 1, 2000, the cash and cash equivalents generated as of January 1, 2000, net of estimated transaction and related costs, from the transaction would have been approximately $14,124,000. Although the results of operations related to the lottery assets comprised substantially all of the operations of the Company in 2000, only those operations that will be transferred in accordance with the asset purchase agreement have been eliminated in the pro forma adjustments shown above.


      In accordance with pro forma presentation guidelines of the SEC, the pro forma condensed consolidated statement of operations do not include the gain on the proposed asset sale. In addition, in accordance with pro forma presentation guidelines, the pro forma condensed consolidated statement of operations do not reflect estimated gains or income that could have been generated during the periods shown from the $14.1 million of net proceeds received or any deferred payments or earnout which we could receive under the continuing payment arrangements pursuant to the asset purchase agreement. The pro forma statement of operations does not reflect any reduction of debt and interest expenses, investments in other assets including short-term investment securities, or an investment in other business operations would likely have resulted and has not been reflected in these pro forma statements of operations.

      Further, in accordance with pro forma presentation guidelines, no reduction in selling, general and administrative costs has been reflected in these pro forma condensed consolidated statement of operations after the assumed disposition.

      Pro Forma Adjustments - The following adjustments have been made to the unaudited pro forma condensed consolidated statement of operations:

(a) To eliminate the historical results of operations for that portion of the Company's operations that will be transferred to Interlott pursuant to the asset purchase agreement. It is anticipated, in accordance with the agreement, that we would not transfer our corporate facilities, nor our selling, general and administrative operations.

FORWARD-LOOKING STATEMENTS


      This proxy statement contains forward-looking statements that address, among other things, our beliefs, plans and expectations with the development of our business following the sale of our lottery assets to Interlott. In addition to these statements, analyses and other information including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, the successful completion of proposed equity raises, which are necessary for us to implement our plans to develop new market opportunities, acceptance of our products and services in the marketplace, competitive factors, new products and technological changes, our successful entry into new markets, a favorable regulatory environment, our ability to obtain the rights to on-line and internet lotteries and our ability to generate income from such operations. Some or all of the results anticipated by the forward-looking statements will not occur as a result of various factors including, but not limited to, the risks described above and other risks detailed in the company's periodic filings with the Securities and Exchange Commission as well as general business and economic conditions.



HISTORY OF THE NEGOTIATIONS

      The following is a brief summary of our negotiations since January 2000 with respect to the sale of all of our business or our lottery business.

      In January 2000, after months of negotiations, we entered into a merger agreement with GTECH Corporation. Pursuant to the merger agreement, a wholly-owned subsidiary of GTECH would be merged into us. As a result, we would have become a wholly-owned subsidiary of GTECH, and each share of our common stock would become, at the time the merger became effective, the right to receive $3.00 and one-half share of a newly-formed subsidiary, of e-Point Technologies, Inc. This agreement was terminated in March 2000. Although we sought to negotiate a revised agreement with GTECH, we were unable to reach an agreement, and in July 2000, we and GTECH terminated our discussions with respect to a revised acquisition agreement.

      However, subsequent to the execution of the agreement with GTECH:

      An action was filed by a stockholder claiming, among other things, that the price for our common stock was too low and that the board of directors breached its fiduciary duties in reaching its agreement with GTECH at such a price, which was subsequently dismissed.

      We restated our prior year financial statements primarily to record leases of equipment to Solutioneering, Inc., a non-lottery customer in the prepaid phone card business that filed for bankruptcy protection during 1999 and was liquidated during 2000, as operating leases rather than sales-type leases.

      Certain class actions were commenced against us and some of our officers and directors, alleging violations of securities laws resulting from the restatement of our financial statements. We have reached a settlement agreement with the plaintiffs, and the settlement has been submitted to the court for its approval.

      The class actions and the settlement are discussed in more detail under the caption "Approval of the Asset Purchase Agreement - Recent Class Action Litigation."

      In connection with our agreement with GTECH, GTECH lent us $1.5 million, for which we issued our promissory note. In September 2000, we settled our obligations with GTECH by applying a $750,000 termination fee from GTECH against the principal amount of the note, which reduced the principal amount to $750,000, and GTECH extended the maturity date of the note to August 15, 2002.

      After realizing that we were not going to enter into an agreement with GTECH, we began to refocus our efforts on the strategic plans that we had developed prior to the proposed GTECH agreement. Those plans included the diversification and strengthening of our business through the development of electronic solutions for high volume cash-oriented transactions, the broadening of our overall lottery presence by finding and negotiating strategic relationships and the raising of additional capital required to proceed with our plans.

      On September 21, 2000, Mr. Frederick Sandvick, our chief executive officer, received a call from Mr. David Nichols, the chief executive officer of Interlott, which, among others, competes with us in the instant ticket lottery manufacturing and service business. Mr. Nichols said that he was interested in discussing the possibility of Interlott acquiring us. We began a dialogue with Interlott, and Mr. Sandvick traveled to Interlott's corporate headquarters to discuss the possibility of such an agreement. At the meeting, Interlott discussed the possibility of buying On-Point as an entity. Mr. Sandvick advised Interlott that a sale in the price range proposed by Interlott did not give sufficient value to our overall business. As an alternative, Mr. Sandvick advised Interlott that, instead of selling the entire company, we would be interested in just selling our existing lottery assets. Mr. Sandvick believed that the proposed alternative was the best method to maximize the overall value of the company to us, since it provided the stockholders with the continuing value of the non-lottery assets and of the development efforts management had undertaken on new market activities, while providing Interlott with those assets that it was interested in buying. After some discussion, we pursued this possibility.

      Once we considered the possibility of selling the lottery assets, we conducted a dialogue with Interlott during the next couple of months to discuss the possibility of entering into such an agreement and the potential terms of such an agreement. During that time period, Mr. Sandvick also made inquiries of GTECH to see if GTECH might be interested in such an agreement. He also made inquiries to GTECH'S two other major competitors to see if they might be interested. Each of these potential purchasers advised us that the acquisition of our lottery business was not consistent with their business strategy at that time.

      In conducting the negotiations with Interlott, Mr. Sandvick, in consultation with members of the board of directors, focused on the following principal terms of the agreement:

         The nature of the sale - whether we would sell the entire company or the lottery assets. We decided to sell only the lottery assets since the price that Interlott was willing to pay did not give value to our non-lottery assets.

         The cash consideration which we would receive at the closing. The agreement provides for the payment at the closing of $13.5 million, subject to adjustment.

         The potential for us to receive up to an additional $15.0 million from the deferred payments and earnout.

         Our ability both to continue to market, although not manufacture, products which utilize our on-line technology which we are transferring to Interlott.

         Our potential ability to realize a potential stream of revenue from the use by lotteries of our on-line technology.

         Our ability to operate or own on-line lotteries, which is one of the areas which we are seeking to exploit.

      On December 19, 2000, after considerable negotiations, we entered into a letter of intent with Interlott that gave Interlott 45 days to conduct preliminary due diligence and negotiate terms of a definitive arrangement. From that period through the execution of the definitive agreement, Interlott performed its due diligence and we negotiated the details of a definitive arrangement. On February 19, 2001, our board of directors, after careful consideration of the options, unanimously approved the asset purchase agreement and authorized Mr. Sandvick to execute the agreement. On February 23, 2001, following unanimous approval of the agreement by our board of directors, we finalized our negotiations and entered into the asset purchase agreement with Interlott.

BOARD APPROVAL

      On February 19, 2001, the board of directors approved the asset purchase agreement and authorized the chief executive officer to execute the agreement in the form presented to the directors with such changes as he deemed in our best interest. In approving the asset purchase agreement, the board considered a number of factors, including:


         The terms of the asset purchase agreement, including the $13.5 million payable at the closing, and our rights under the on-line technology agreement, and the ability to consider a superior proposal.
         The scope of the noncompetition agreement, which gives us the right to own or operate lotteries.

         The new direction which we are taking with respect to our new business, which is described under "Approval of the Asset Purchase Agreement - Continuing Business."

         The termination in March 2000 of our agreement with GTECH and our discussions with other potential purchasers, including the few domestic companies which might, based on their business, find us to be a good match, none of which resulted in an agreement.

         The need for additional financing to pursue the new market opportunities we are evaluating and to fully market and move forward with our next generation lottery equipment.


      In evaluating the desirability of selling our lottery assets, the directors believe that there is greater potential from the proposed new business activities than from the manufacture and sale of lottery equipment. With the growth of the internet, we believe that there is a significant upside potential in the operation or ownership on on-line lotteries. We have developed the technology for this activity. However, we do not have funds available for both the continuation of the lottery business and the development of the new areas of business. The sale of the lottery assets will provide us with funds to enable us to begin to enter this market.

      Similarly, we believe that there is a significant potential market for equipment which can handle high-volume, cash-oriented transactions. Our agreement to acquire, subject to completion of our due diligence, assets of a privately-held company that has developed public-access web-enabled systems, could be a foundation for this business. However, this acquisition has not been completed, and it is subject, among other things, to the completion of our due diligence.

      We also believe that we will be able to realize value from our non-lottery inventory assets. We believe that these assets have value and we will be better able to focus on the sale of these assets by increasing our efforts to sell the assets at retail, entering into joint ventures or strategic alliances to derive revenue from the use of this equipment and combining the equipment with new developments to create equipment from which we can realize increased revenue.

      In November 2000, we signed an agreement with Victor Chandler pursuant to which we agreed to promote each other's expertise while pursuing potential international projects. We are negotiating with Victor Chandler with respect to international projects which could use our technology and expertise; however, as of the date of this proxy statement, we have not entered into any agreement as a result of our agreement with Victor Chandler. Mr. Michael Carlton, who is one of our directors, is a managing director of the Victor Chandler Group.

      The board, in reviewing its plans for the development of the business after the sale of the lottery assets, recognized that we will most likely need substantial additional funding, especially if we are successful in our efforts to operate or own on-line lotteries outside of the United States. Although there is no assurance that we will be able to obtain the funding when it would be required, the board recognizes that the continuation of the lottery business could also continue to require significant expenditures, and we do not have the fiscal resources to promote both our lottery business and our non-lottery business. The directors believe that there is greater upside for the non-lottery equipment business, and the initial proceeds from the sale of the lottery assets would provice us with the funds to enable us to take our first steps in this new direction.

      Since most of our revenue for the past two years was generated from the lottery business, the board recognized that initially there would be a significant decline in revenue and increased expenses as we take steps to develop our new business with no assurance that we will generate the anticipated revenue.


      See "Approval of the Asset Purchase Agreement - Recommendation by the Board of Directors" for more detailed discussion of factors considered by the board of directors in recommending the asset purchase agreement to our stockholders.


RECENT CLASS ACTION LITIGATION

      On January 14, 2000, following the execution of the agreement with GTECH as described in "Approval of the Asset Purchase Agreement - Board Approval; History of the Negotiations," an action was filed against us and our directors on behalf of a stockholder in Superior Court of California, County of San Diego. The action alleged that the consideration to be paid by GTECH for all of our stock was inadequate and that the directors breached their fiduciary duties relating to our proposed sale to GTECH. We denied all claims and the class voluntarily dismissed the action in 2001.

      In April 2000, we filed an amendment to our Form 10-K for the year ended December 31, 1998 in order to restate our financial statements for 1998 and 1997. The restatements were primarily the result of a reduction in non-current assets associated with recording the leases to a prepaid phone card company, which sought protection under Chapter 11 of the U.S. Bankruptcy Code, as operating leases rather than sales-type leases, as well as compensation expenses arising from the grant of options to our chief executive officer. On April 20, 2000, a stockholder class action was filed against us and Frederick Sandvick in the United States District Court, Southern District of California. The action, which seeks an unspecified amount of damages on behalf of all similarly situated shareholders, alleges that we violated federal securities laws by the dissemination of materially false and misleading financial statements. Subsequent class action lawsuits, alleging substantially the same claims and filed in the same court, have all been consolidated before the same judge. We and the other defendants, including Mr. Sandvick, have entered into amended settlement agreements with the class, and the court is currently considering our joint request to approve the amended settlement agreements. We and the other defendants have denied the liability claims as part of the amended settlements, but we believe that settling the case quickly is in our best interests in order for our management to more effectively proceed with its strategic business plans, including the sale of the lottery assets to Interlott. Under the settlement agreement, we would be permitted to issue shares equal to $1 million in value on the date the shares are required to be issued to the class, which is estimated would occur within six months. As of the date of this proxy statement, the court has not ruled on the settlement proposal.


RECOMMENDATION BY THE BOARD OF DIRECTORS

      In approving the asset purchase agreement, our board of directors determined that the sale of the lottery assets on the terms set forth in the asset purchase agreement was reasonable in light of the current condition of our business and was in our best interest and that of our stockholders for the reasons outlined below.

         The price at which we are selling our lottery assets reflects a fair value for those assets. Based upon our discussions with other lottery companies, we do not believe that we would be able to negotiate a better price for these assets at this time.

         The number of potential purchasers for our business is limited. Because of the nature and structure of the lottery industry, we do not believe that we would be sufficiently attractive to a company that did not have an existing lottery or lottery-related business to enable a sale of our lottery assets at a better price than the price at which Interlott was willing to purchase those assets.

         The asset purchase agreement including a provision that permits the board to consider an unsolicited superior proposal, as described under "The Asset Purchase Agreement - Right to Consider Superior Proposal."

         The sale of the lottery business will enable us to utilize our management and financial resources in pursuing our strategic plans to take advantage of new market opportunities. If the sale is not approved, we will continue to pursue lottery opportunities in the United States and overseas. However, we would require additional funds both for our lottery business and for our other business opportunities. Because of our stock price, such financing may be difficult to obtain and, if obtained, would be very highly dilutive to stockholders.
         The cash from the sale of the lottery assets lessens our dependence on new financing sources.

         The sale maximizes stockholder values by enabling us to develop business opportunities that we are currently evaluating and negotiating, including:

               The redirection of our current lottery efforts from automated point-of-sale vending terminals for the sale of instant-winner lottery services to developing and marketing our on-line instant ticket technology and other on-line lottery activities.

               The development of certain electronic solutions to high-volume, cash-oriented transactions, such as prepaid telephone services, bill payments, prepaid debt processes, consumer entertainment.

         The on-line technology agreement enables us to continue to benefit from the on-line technology which we developed.

         Our lottery business is very cash intensive, with long contract-negotiation periods, during which time we must maintain our inventory and incur our ongoing expenses without the certainty that our efforts will result in a lottery contract. In this connection, our financial condition has been used against us by our competitors in seeking state lottery contracts, which makes it more difficult for us to obtain these contracts.

ABSENCE OF FAIRNESS OPINION

      For the reasons described under "Approval of the Asset Purchase Agreement
- Recommendation by the Board of Directors," the board of directors did not believe that it was necessary to obtain a fairness opinion.

VOTE REQUIRED

      The proposal to approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement requires the approval of a majority of the shares of common stock present and voting, provided that a quorum is present.


      The board of directors recommends a vote FOR the proposal to approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement.


          APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION
                          TO CHANGE OUR CORPORATE NAME

      Our board of directors has proposed an amendment to our articles of incorporation that would change our corporate name from On-Point Technology Systems, Inc. to Global ePoint, Inc. by amending Article I of our articles of incorporation.


      The change of name is required by the asset purchase agreement. Pursuant to the asset purchase agreement, we are transferring to Interlott the right to the name "On-Point." Accordingly, we are required to change our corporate name. We believe that the proposed new name, Global ePoint, Inc., is more appropriate in view of the direction that we propose to take. In the event that the asset purchase agreement is not approved by the stockholders, the proposal to change our corporate name will not be brought up at the meeting.


VOTE REQUIRED


      The proposal to approve the amendment to our articles of incorporation requires the approval of a majority of the shares of common stock entitled to vote at the special meeting, which is 2,065,534 shares.


      The board of directors recommends a vote FOR the proposal to amend our articles of incorporation.


                             STOCKHOLDER PROPOSALS

      If you wish to submit a proposal for consideration by our stockholders at our 2001 Annual Meeting of Stockholders, you should send the proposal, together with any statement, not exceeding 500 words, which you would like included in our proxy statement, to us at our executive offices, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, attention corporate secretary by June 15, 2001. If we have not received your proposal by June 15, 2001, your proposal will be considered untimely.

                             AVAILABLE INFORMATION



      Copies of our Form 8-K dated February 23, 2001, which describes the asset purchase agreement, and copies of our Form 10-KSB for the year ended December 31, 2000, may be obtained without charge by writing to Mr. Charles Broz, principal financial officer, On-Point Technology Systems, Inc., 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069. We will furnish those exhibits that were filed with the Form 8-K, including the asset purchase agreement, without charges. Exhibits to the asset purchase agreement and exhibits to our Form 10-KSB for the year ended December 31, 2000 will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits.


                                      By Order of the board of directors


                                      Frederick Sandvick,
                                         Chairman and Chief Executive Officer

April   , 2001


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

                       ON-POINT TECHNOLOGY SYSTEMS, INC.
                  SPECIAL MEETING OF STOCKHOLDERS--MAY 4, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned hereby appoints Frederick Sandvick and John Olbrich or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at a Special Meeting of Stockholders of On-Point Technology Systems, Inc. (the "Company"), to be held at 3:00 p.m., local time, on Friday, May 4, 2001, at the offices of the Company, 1370 W. San Marcos Blvd., Suite 100, San Marcos, California 92069, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.


             (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

(1) To approve the Asset Purchase Agreement dated February 23, 2001, between the Company and Interlott Technologies, Inc. and the transactions contemplated by the asset purchase agreement:

        FOR [  ]                    AGAINST [  ]                    ABSTAIN [  ]

(2) To approve an amendment to the Company's articles of incorporation to change the name of the Company to Global ePoint, Inc.:

        FOR [  ]                    AGAINST [  ]                    ABSTAIN [  ]


all as set forth in the Proxy Statement, dated April   , 2001.



    The shares represented by this proxy will be voted on Items 1 and 2 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1 and 2.


    If you plan to attend the meeting please indicate below:

    I plan to attend the meeting [  ]


                                          Dated: _________, 2001


                                          --------------------------------------

                                          --------------------------------------


                                          (Signature(s))



                                      PLEASE SIGN EXACTLY AS NAME(S) APPEAR
                                      HEREON. WHEN SIGNING AS ATTORNEY,
                                      EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                      GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
                                      PLEASE DATE, SIGN AND MAIL THIS PROXY IN
                                      THE ENCLOSED ENVELOPE, WHICH REQUIRES NO
                                      POSTAGE IF MAILED IN THE UNITED STATES.